Exhibit 99.1
Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Provides Initial Estimate of Losses
from Second Quarter 2016 Notable and Non-notable Loss Events

PEMBROKE, Bermuda, July 11, 2016 - Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today provided an initial estimate of Validus’ net losses from second quarter 2016 notable and non-notable loss events. Validus expects to record losses from these events, net of reinsurance and retrocessional recoveries, noncontrolling interest and reinstatement premiums, in the amount of $60.0 million. This amount is apportioned between events as follows:

	Three Months Ended June 30, 2016
	(Amounts in millions of USD)
	Notable Loss Event (a)	Non-notable Loss Events (a)			Total
Second Quarter 2016 Notable and Non-notable Loss Events	Canadian Wildfires	Texas Hailstorms	Kumamoto Earthquake	Jubilee Oil (b)
Net Losses and Loss Expenses	$36.9	$17.8	$15.3	$15.2	$85.2
Less: Net Losses and Loss Expenses Attributable to AlphaCat Investors and Noncontrolling Interest	(6.4)	(5.5)	—	—	(11.9)
Validus' Share of Net Losses and Loss Expenses	30.5	12.3	15.3	15.2	73.3
Less: Reinstatement Premiums	(3.6)	(2.0)	—	(7.7)	(13.3)
Net Loss Attributable to Validus (c)	$26.9	$10.3	$15.3	$7.5	$60.0

(a)
Notable loss events are loss events which aggregate to over $30.0 million on a consolidated basis.  Non-notable loss events are loss events which aggregate to over $15.0 million but less than $30.0 million on a consolidated basis.

(b)
As at March 31, 2016, the initial estimate for Jubilee Oil was below the $15.0 million non-notable loss event threshold; however, during the three months ended June 30, 2016 adverse development caused this event to exceed the non-notable loss event threshold.

(c)	The total net loss attributable to Validus of $60.0 million is allocated by segment as follows: Validus Re $38.7 million; Talbot $19.2 million; Western World $0.6 million; and AlphaCat $1.5 million.

The above estimates are based on Validus’ current evaluation of impacted contracts and information provided by customers and intermediaries. Validus’ actual losses from these events may vary materially from these estimates due to uncertainties inherent in this preliminary information.

As part of the loss evaluation process, Validus has estimated the industry losses from the notable and non-notable loss events as follows: Canadian Wildfires CAD$4.5-6.0 billion (US$3.6-4.8 billion); Texas Hailstorms $2.8 billion; Kumamoto Earthquake $3.0-4.0 billion; and Jubilee Oil is estimated at over $1.0 billion. The estimates of industry losses are also preliminary and subject to change.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. (“Validus”) is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Holdings Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”).

Validus Re is a Bermuda based reinsurer focused on treaty reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183.

Western World is a U.S. specialty lines insurance company focused on excess and surplus lines. AlphaCat is a Bermuda based investment adviser managing capital for third parties and Validus in insurance linked securities and other property catastrophe reinsurance investments.

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words "expect", "intend", "plan", "believe", "project", "anticipate", "will", "may" and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus' risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 7) adequacy of Validus' loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus' ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus' investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus' most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:
Investors:
Validus Holdings, Ltd.
investor.relations@validusholdings.com
+1-441-278-9000

Media:
Brunswick Group
Mustafa Riffat / Laura Pietruszki
+1-212-333-3810